Exhibit 3.124

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 05:00 PM 12/19/2001 010656510 – 3472426

CERTIFICATE OF FORMATION

OF

KEYS GROUP HOLDINGS LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

ARTICLE I

NAME

The name of the limited liability company (hereinafter called the “Company”) is Keys Group Holdings LLC

ARTICLE II

INITIAL REGISTERED AGENT AND OFFICE

The street address and county of the Company’s initial registered office shall be 9 East Loockerman Street, Dover, Kent County, Delaware 19901. The initial registered agent of the Company at that office shall be National Registered Agents, Inc.

ARTICLE III

MANAGEMENT OF THE COMPANY

The management of the Company is vested in one or more Managers of the Company, in accordance with the Operating Agreement of the Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Keys Group Holdings LLC on the 19th day of December, 2001.

/s/ Andrea C. Barach
Andrea C. Barach, Authorized Person

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 05:00 PM 12/28/2001 010675447 – 3472426

CERTIFICATE OF MERGER

OF

KEYS GROUP HOLDINGS LLC

Pursuant to the provisions of Section 18-209 of the Delaware Limited Liability Company Act (the “Act”), KEYS Group Holdings LLC, a Delaware limited liability company (the “LLC”) hereby certifies as follows:

1.	The parties to the merger are the LLC and KIDS Holdings, Inc., a corporation incorporated under the laws of the State of Tennessee (“KIDS”).

2.	An agreement of merger has been approved and executed by the LLC and KIDS.

3.	The LLC shall be the surviving entity.

4.	The effective date of this merger shall be January 3, 2002.

5.	The agreement of merger is on file at the principal executive office of the LLC, which is 1114 17th Avenue South, Suite 204, Nashville, TN 37212. A copy of the agreement of merger will be furnished by the LLC on request and without cost, to any member of the LLC or shareholder of KIDS.

Dated this 28th day of December, 2001.

KEYS Group Holdings LLC

By:	/s/ Michael G. Lindley
Michael G. Lindley, President

State of Delaware Secretary of State Division of Corporations Delivered 07:22 PM 11/17/2005 FILED 07:05 PM 11/17/2005 SRV 050940811 – 3472426 FILE

CERTIFICATE OF AMENDMENT

OF

Keys Group Holdings, LLC

1.	The name of the limited liability company is Keys Group Holdings, LLC.

2.	Article 2 of the Certificate of Formation of the limited liability company is hereby amended as follows:

2.	The name and address of the registered agent is THE CORPORATION TRUST COMPANY, 1209 Orange Street, Wilmington, DE 19801.

IN WITNESS WHEREOF, the undersigned has executed its Certificate of Amendment of Keys Group Holdings, LLC this 27th day of October, 2005.

/s/ Steve Filton
Steve Filton, Authorized Person